Exhibit 99.1

United Financial, Inc Reports 1st Quarter Results

GRAHAM, N.C., May 12, 2005 /PRNewswire-FirstCall/ — United Financial, Inc. (OTC Bulletin Board: UTDF), the holding company of Alamance Bank, today reported earnings for the quarter ended March 31, 2005.

William M. Griffith, Jr., President and CEO, reported that for the three months ended March 31, 2005, the Company reported net income (unaudited) of $200,000, compared with net income of $150,000 for the three months ended March 31, 2004. Earnings per share (both basic and diluted) were $.12 for the quarter ended March 31, 2005, compared with a per share profit of $.09 for the quarter ended March 31, 2004. Earnings for 2005 included securities gains of $40,000, compared with $28,000 in 2004. Excluding gains from the sale of investments, earnings increased from $122,000 to $160,000, an increase of 31%.

The Company reported assets of $151 million at March 31, 2005 compared with $136 million at March 31, 2004, an increase of $15 million or 11%. At March 31, 2005, net loans were $100 million, an increase of $8 million or 9% from March 31, 2004. Investments were $35 million at March 31, 2005, compared to $33 million in 2004. Deposits have increased from $103 million at March 31, 2004 to $114 million at March 31 of this year, an increase of $11 million or 11%. The Company reported shareholders’ equity of $11 million at March 31, 2004, compared with $10.3 million at March 31, 2005. The decline is due to the mark to market of the Company’s available for sale securities, which declined from an unrealized gain of $295,000 in 2004 to an unrealized loss of $661,000.

For the three months ended March 31, net interest income, before the provision for loan loss, increased from approximately $1,048,000 in 2004 to approximately $1,160,000 in 2005. This increase is due primarily to growth in earning assets, which increased from $124 million in 2004 to $138 million in 2005. The Company’s net interest margin, or net yield on average earning assets, increased from 3.34% in the first quarter of 2004 to 3.37% in 2005.

For the three months ended March 31, non-interest income, excluding gains from investments, decreased from approximately $206,000 in 2004 to $188,000 in 2005. Non-interest expense increased from $1,108,000 in 2004 to $1,126,000 in 2005.

The Company’s provision for loan losses during the first three months of 2005 was $45,000. This compares with $25,000 for the corresponding period in 2004. At March 31, 2004, the Company’s allowance for loan loss was approximately 1.62% of gross loans, compared with approximately 1.58% at March 31, 2004. Due to a recovery of $80,000 during the first quarter of 2005, the Company had net recoveries of $56,000 during the first quarter of 2005, compared with net charge offs of $28,000 last year. Restructured loans, net of loan guarantees, were approximately $458,000 at March 31, 2005, compared with $408,000 at March 31, 2004. Non-accruing loans totaled $2.5 million at March 31, 2005, compared to $753,000 at March 31, 2004. Non-accrual loans have decreased from $2.8 million at December 31, 2004. The Company had real estate owned of $97,000 at March 31, 2005 compared with $198,000 in 2004.

“We are pleased with the first quarter’s results”, stated William M. Griffith, President and CEO. “Our point of emphasis has been to continue to improve credit quality as well as reduce operating overhead. When comparing our operating results year over year, we have been able to hold non-interest expenses in line while growing the balance sheet.”

Commenting on the recently announced merger with FNB Corp., Mr. Griffith stated that “the Company must build on this momentum throughout the course of the year as it prepares to join the FNB franchise. We believe this merger will not only enhance our ability to deliver state of the art customer service, but will also enable us to both maintain the strong relationships with our core customers, and develop new partnerships within our current markets,” Mr. Griffith concluded.

United Financial, Inc. is the holding company for Alamance Bank, a full service community bank with offices in Graham, Burlington, and Hillsborough, North Carolina. Alamance Bank is subject to the regulations and supervision of the North Carolina State Commissioner of Banks and the Federal Deposit Insurance Corporation. The Bank is a state non-member bank, with the FDIC acting as the Bank’s primary federal regulator. In Hillsborough, we are known as Hillsborough Bank. The Bank also provides insurance and investment brokerage services through its wholly owned subsidiary Premier Investment Services, Inc. The Bank’s main office is located in Graham at 1128 South Main Street. In Burlington, we are at 3158 South Church Street. In Hillsborough, we are at 102 Millstone Drive. For more information, call (336) 226-1223. In Hillsborough, call (919) 643-1000.

FNB Corp. will file a registration statement with the Securities and Exchange Commission relating to the merger. The registration statement will include a proxy statement/prospectus, which will serve as the proxy statement of United Financial, Inc. relating to the solicitation of proxies for use at the meeting of United Financial’s shareholders to approve the merger and the prospectus of FNB Corp. relating to the offer and distribution of FNB Corp. common stock in the merger. Investors are urged to read the proxy statement/prospectus and any other relevant documents to be filed with the Securities and Exchange Commission because they contain important information. Investors will be able to obtain these documents free of charge at the Commission’s web site (www.sec.gov). In addition, documents filed with the Commission by FNB Corp. will be available free of charge from the Treasurer and Secretary, FNB Corp., 101 Sunset Avenue, Asheboro, North Carolina 27203.

The directors and executive officers of United Financial may be soliciting proxies in favor of the merger from the shareholders of United Financial. Information about these directors and executive officers is contained in the most recent annual report on Form 10-KSB filed by United Financial, Inc., copies of which may be obtained from the Secretary, United Financial, Inc., 1128 South Main Street, Graham, North Carolina 27253. Additional information regarding the interests of these persons may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available.

Forward-Looking Statements

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the company’s results to vary from those expected. These factors include change in economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

Contact: William M. Griffith, Jr., President & CEO, United Financial, Inc., 336-226-1223